EX 99.23(j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Trustees of JNL Series Trust:


We consent to the use of our report dated February 25, 2008 incorporated herein by reference and to references to our firm under the headings "FINANCIAL HIGHLIGHTS" in the Prospectus and "INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.


/s/ KPMG LLP
Chicago, Illinois
March 26, 2008